Exhibit 2.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

NEXTPLAT CORP,

PROGRESSIVE CARE LLC,

AND

PROGRESSIVE CARE INC.,

DATED AS OF APRIL 12, 2024

4.16	Contracts	39
4.17	Insurance	39
4.18	Board Approval; Vote Required	39
4.19	Certain Business Practices	40
4.2	Interested Party Transactions	40
4.21	Brokers	40
4.22	SEC Filings; Sarbanes-Oxley	41
4.23	Books and Records	41
4.24	Exclusivity of Representations and Warranties	41
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF Parent AND MERGER SUB	42
5.1	Corporate Organization	42
5.2	Organizational Documents|	42
5.3	Capitalization	43
5.4	Authority Relative to this Agreement	44
5.5	No Conflict; Required Filings and Consents	44
5.6	Compliance	45
5.7	SEC Filings; Financial Statements; Sarbanes-Oxley	45
5.8	Absence of Certain Changes or Events	47
5.9	Absence of Litigation	47
5.1	Board Approval; Vote Required	47
5.11	No Prior Operations of Merger Sub	48
5.12	Brokers	48
5.13	Taxes|	48
5.14	Registration and Listing	50
5.15	Parent’s and Merger Sub’s Investigation and Reliance	50
5.16	Exclusivity of Representations and Warranties	51
ARTICLE 6	CONDUCT OF BUSINESS PENDING THE MERGER	51
6.1	Conduct of Business by the Company Pending the Merger	51
6.2	Conduct of Business by the Parent Pending the Merger	54

ARTICLE 7	ADDITIONAL AGREEMENTS	57
7.1	Proxy Statement; Registration Statement	57
7.2	Parent Stockholders’ Meeting; Merger Sub Stockholder’s Approval	59
7.3	Company Stockholders’ Meeting	59
7.4	Access to Information; Confidentiality	60
7.5	SEC Filings	60
7.6	Financial Information	61
7.7	Notification of Certain Matters	61
7.8	Further Action; Reasonable Best Efforts	61
7.9	Tax Matters	62
7.1	Stock Exchange Listing	63
7.11	Antitrust	63
7.12	Lock-Up Agreements	64
ARTICLE 8	CONDITIONS TO THE MERGER	65
8.1	Conditions to the Obligations of Each Party	65
8.2	Conditions to the Obligations of Parent, Merger Sub	65
8.3	Conditions to the Obligations of the Company	66
ARTICLE 9	TERMINATION, AMENDMENT AND WAIVER	67
9.1	Termination	67
9.2	Effect of Termination	68
9.3	Amendment	69
9.4	Waiver	69
ARTICLE 10	GENERAL PROVISIONS	69
10.1	Notices	69
10.2	Non-Survival of Representations, Warranties and Covenants	70
10.3	Severability	70
10.4	Entire Agreement; Assignment	71
10.5	Parties in Interest	71
10.6	Governing Law	71
10.7	Waiver of Jury Trial	71

10.8	Headings	72
10.9	Counterparts; Electronic Delivery	72
10.1	Specific Performance	72
10.11	No Recourse	72

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 12, 2024 (this “Agreement”), is made by and among NextPlat Corp., a Nevada corporation (“Parent”), Progressive Care LLC, a Nevada limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Progressive Care Inc., a Delaware corporation (the “Company”). Certain terms used herein but not previously defined are defined hereinafter in ARTICLE 1.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Nevada Revised Statutes (the “NRS”), Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the “Merger”) at the Effective Time (defined below), with Merger Sub being the surviving entity of the Merger (Merger Sub, in its capacity as the surviving entity of the Merger, is sometimes referred to herein as the “Surviving Company”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions (defined below), and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to the stockholders of the Company pursuant to this Agreement and the other Transactions, and (b) adopted a resolution recommending that the stockholders of Parent vote in favor of all Parent Proposals, including, without limitation, adoption of this Agreement and the Transactions;

WHEREAS, the Managing Member of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of Merger Sub and its sole member, and approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole member of Merger Sub;

WHEREAS, for U.S. federal and applicable state income Tax purposes, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Certain Definitions. For purposes of this Agreement:

"AAA” means the American Arbitration Association.

“Accounting Principles” the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest Annual Financial Statements.

“Action” means any litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, in no event shall the Company be considered an Affiliate of any portfolio company of any investment fund affiliated with any direct or indirect equity holder of the Company.

“Aggregate Merger Consideration” means the aggregate Per Share Merger Consideration payable pursuant to this Agreement to Participating Securityholders.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Annual Financial Statement” has the meaning set forth in Section 4.7(a).

“Anti-Corruption Laws” means, as applicable (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company from time to time.

“Antitrust Laws” has the meaning set forth in Section 7.11(a).

“Articles of Merger” has the meaning set forth in Section 2.2(a).

“Blue Sky Laws” has the meaning set forth in Section 4.5(b).

“Books and Records” has the meaning set forth in Section 4.23.

“Business Data” means all business information and data, including Personal Information that is Processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Group Companies.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or controlled by any Group Company.

“Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Certificates” has the meaning set forth in Section 3.2(a).

“Closing” has the meaning set forth in Section 2.2(b).

“Closing Date” has the meaning set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Awards” means Company Options, Company RSUs and shares of Company Restricted Stock granted under the Company Equity Incentive Plan (or otherwise).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 4.10(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 7.3(a).

“Company Bylaws” means the bylaws of the Company, as amended, modified or supplemented from time to time.

“Company Charter” means the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 31, 2006, as amended, modified or supplemented from time to time.

“Company Common Stock” means the common stock of the Company, par value of $0.001 per share, designated as Common Stock in the Company Charter.

“Company Convertible Notes” means all convertible promissory notes of the Company that are outstanding immediately prior to the Closing.

“Company Disclosure Schedule” has the meaning set forth in Article 4.

“Company Equity Incentive Plan” means the Company Incentive Stock Plan, adopted in November 2020, as amended, supplemented or modified.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party that are licensed to any of the Group Companies.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes or effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, “Company Material Adverse Effect” shall not be deemed to include: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events (including, for the avoidance of doubt, COVID-19 and any impact of COVID-19), the implementation of any Pandemic Measures, and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Parent has requested or to which it has consented or which actions are expressly contemplated by this Agreement, except in the cases of clauses (a) through (c), to the extent that the Company is disproportionately and adversely affected thereby as compared with other participants in the industry in which the Company operates.

“Company Officer’s Certificate” has the meaning set forth in Section 8.2(c).

“Company Options” means all options to purchase Company Common Stock, whether or not exercisable and whether or not vested, that are outstanding immediately prior to the Closing granted under the Company Equity Incentive Plan (or otherwise), excluding, for the avoidance of doubt, the Company Warrants and the Company RSUs.

“Company Organizational Documents” means the Company Charter and the Company Bylaws.

“Company Owned IP” means all Intellectual Property rights owned by the Group Companies.

“Company Permits” has the meaning set forth in Section 4.6(a).

“Company Per Share Value” means $2.20, which is the highest value in the range identified in the appraisal by Steen Valuation Group in that certain valuation analysis dated as of March 27, 2024 of the fair market value of the Capital Stock.

“Company Preferred Stock” means shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share.

“Company Restricted Stock” means shares of Company Common Stock that have not yet vested or are subject to forfeiture or similar conditions, underlying Company Options and Company RSUs granted under the Company Equity Incentive Plan or to any current or former director, officer or service provider.

“Company RSUs” means all restricted stock units in respect of shares of Company Common Stock that are outstanding immediately prior to the Closing granted under the Company Equity Incentive Plan.

“Company SEC Documents” means all forms, reports, statements and other documents, including any exhibits and schedules thereto, filed or furnished by the Company with the SEC, together with any amendments, restatements or supplements thereto.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Awards (including Company Options, Company RSUs, and Company Restricted Stock), the Company Convertible Notes, and the Company Warrants.

“Company Service Provider” has the meaning set forth in Section 6.1(b)(vii).

“Company Stockholder Approval” has the meaning set forth in Section 4.18.

“Company Stockholder Approval Matters” has the meaning set forth in Section 7.1(a).

“Company Stockholders’ Meeting” has the meaning set forth in Section 7.1(a).

“Company Warrants” means the warrants to purchase Company Common Stock or Company Preferred Stock that are outstanding immediately prior to the Closing.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or Parent or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“Contracts” means any legally binding contracts, agreements, subcontracts, instruments, conditional sales contracts, indentures, notes, bonds, loans, credit agreements, licenses, sublicenses, mortgages, deeds of trust, powers of attorney, guaranties, leases and subleases and all amendments, modifications, supplements, schedules, annexes and exhibits thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Converted Option” has the meaning set forth in Section 3.1(a)(iii).

“COVID-19” means SARS-CoV-2, including any variants thereof, COVID-19, or related or associated epidemics, pandemics or disease outbreaks.

“Data Security Requirements” has the meaning set forth in Section 4.13(l).

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company Owned IP or Business Systems from misuse.

“DGCL” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 2.2(a).

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“Environmental Permits” has the meaning set forth in Section 4.15.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Agent Agreement” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(b)(i).

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (i) the Company Per Share Value by (ii) the Parent Per Share Value.

“Extension Period” has the meaning set forth in Section 9.1(b).

“FTC” has the meaning set forth in Section 8.1(d).

“GAAP” has the meaning set forth in Section 4.7(a).

“Governmental Authority” has the meaning set forth in Section 4.5(b).

“Group Companies” means the Company and each of its Subsidiaries.

“Hazardous Substance(s)” means: (i) any substances, wastes, or materials defined, identified or regulated as hazardous or toxic or as a pollutant or a contaminant under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means all buildings, structures, fixtures and other fixed assets or improvements of any and every nature located on or annexed, attached or affixed, actually or constructively, to any real property or any other Improvement.

“Intellectual Property” means (i) issued patents and pending patent applications (including provisional and non-provisional applications), design patents, certificates of invention and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, renewals, substitutions, revisions, extensions (including supplementary protection certificates) or reexaminations thereof (“Patents”), (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”), (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof (“Copyrights”), (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information (“Trade Secrets”), (v) rights in Software, Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software, and (viii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interim Financial Statements” has the meaning set forth in Section 4.7(b).

“Interim Financial Statements Date” has the meaning set forth in Section 4.7(b).

“Interim Period” has the meaning set forth in Section 6.1(a).

“IRS” means the Internal Revenue Service of the United States.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of Charles M. Fernandez, Cecile Munnik, Pamela Roberts, and Robert Bedwell and in the case of Parent, the actual knowledge of Charles M. Fernandez, Cecile Munnik, David Phipps and Robert Bedwell.

“Law” has the meaning set forth in Section 4.5(a).

“Lease” has the meaning set forth in Section 4.12(b).

“Lease Documents” has the meaning set forth in Section 4.12(b).

“Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Limited Liability Company Operating Agreement” means the operating agreement of the Merger Sub, as amended, modified, or supplemented from time to time.

“Lock-Up Agreements” has the meaning set forth in Section 7.12.

“Merger” has the meaning set forth in the Recitals.

“Merger Payment Schedule” has the meaning set forth in Section 3.2(b)(i)

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Merger Sub Certificate of Formation” means the Certificate of Formation of Merger Sub, dated as of April 8, 2024, as amended, modified, or supplemented from time to time.

“Merger Sub Organizational Documents” means the Merger Sub Certificate of Formation and the Limited Liability Company Operating Agreement.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Nonparty Affiliate” has the meaning set forth in Section 10.11.

“NRS” has the meaning set forth in the Recitals.

“Off-the-Shelf Software” means any commercially available, off-the-shelf Software that is licensed other than through a written agreement executed by the licensee (such as via clickwrap, browsewrap, or shrinkwrap licenses) or that has license or user-fees less than $50,000.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License, or (iv) any Reciprocal License.

“Ordinary Commercial Agreement” has the meaning set forth in Section 4.14(b).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Real Property” has the meaning set forth in Section 4.12(a).

“Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, or directive of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, in connection with or in respect to COVID-19 or any other virus.

"Parent” has the meaning set forth in the Preamble.

“Parent Assumed Warrant” has the meaning set forth in Section 3.1(a)(v).

‘Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 7.2(a).

“Parent Bylaws” means the Amended and Restated Bylaws of Parent, dated as of January 21, 2022, as amended, modified, or supplemented from time to time.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated as of January 24, 2014, as amended modified, or supplemented from time to time.

“Parent Common Stock” has the meaning set forth in Section 5.3(a).

“Parent Disclosure Schedule” has the meaning set forth in Article 5.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes or effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Parent; or (ii) would prevent, materially delay or materially impede the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by Parent as required by this Agreement or any Ancillary Agreement, (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions; or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are expressly contemplated by this Agreement, except in the cases of clauses (a) through (c), to the extent that Parent is disproportionately and adversely affected thereby as compared with other participants in the industry in which Parent operates.

“Parent Organizational Documents” means the Parent Certificate of Incorporation and the Parent Bylaws.

“Parent Per Share Value” means $1.48, which is the daily volume weighted average price of the Parent Common Stock for the 20-Trading Day period ended on the Trading Day immediately preceding the date of this Agreement on Nasdaq as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

“Parent Preferred Stock” has the meaning set forth in Section 5.3(a).

“Parent Proposals” has the meaning set forth in Section 7.1(a).

“Parent Public Warrants” has the meaning set forth in Section 5.14.

“Parent Restricted Stock” has the meaning set forth in Section 3.1(a)(i).

“Parent SEC Documents” has the meaning set forth in Section 5.7(a).

“Parent Stockholder Approval” means the approval of the Parent Proposals by an affirmative vote of the holders of the requisite number of shares of Parent Common Stock (as determined in accordance with applicable Law and the Parent Organizational Documents) at a Parent Stockholders’ Meeting duly called by the Parent Board and held for such purpose.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 7.1(a).

“Parent Warrants” has the meaning set forth in Section 5.3(a).

“Participating Securityholder” means, as of immediately prior to the Closing, each (i) holder of shares of Company Common Stock (including shares of Company Restricted Stock that have been issued) as of immediately prior to the Effective Time, (ii) holder of shares of Company Preferred Stock as of immediately prior to the Effective Time, (iii) holder of Company Warrant(s), (iv) holder of Company Option(s), and (v) holder of Company Convertible Notes.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Per Share Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent or, if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s current use of the assets that are subject thereto, (v) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Annual Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws applicable to the Company and governing the creation, receipt, collection, use, storage, maintenance, protection, processing, sharing, security, disclosure, disposal or transfer (collectively, “Processing”) of Personal Information, such as, to the extent applicable, the following Laws and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, the General Data Protection Regulation (GDPR), the Data Protection Law Enforcement Directive, HIPAA, state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing). “Privacy/Data Security Laws” shall also include, to the extent applicable, PCI DSS.

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company, including those from which the Company has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof.

“Proxy Statement” has the meaning set forth in Section 7.1(a).

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an issued patent or registration (or a patent application or an application for registration), including domain names.

“Registration Statement” has the meaning set forth in Section 7.1(a).

“Remedies Exceptions” has the meaning set forth in Section 4.4.

“Representatives” has the meaning set forth in Section 7.4(a).

“Required Parent Stockholder Approval” means the approval of those Parent Proposals identified in clauses (A) and (B) of Section 7.1(a) by the affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholders’ Meeting, assuming a quorum is present and clause (C) of Section 7.1(a) by an affirmative vote of the holders of at least a majority of the outstanding Parent Common Stock entitled to vote (as determined in accordance with applicable Law and the Parent Organizational Documents) at a Parent Stockholders’ Meeting duly called by the Parent Board and held for such purpose.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the shares of outstanding Company Common Stock and outstanding Company Preferred Stock voting as a single class.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“stockholder” means a holder of stock or shares, as appropriate.

“Subsequent Transaction” means any transaction or series of transactions occurring after the Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Parent, the Surviving Company or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing 50% or more of the voting power of Parent, (b) constituting a sale, merger, liquidation, exchange offer or other similar transaction, however effected, following which the voting securities of Parent immediately prior to such transaction do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or, if the Surviving Company is a Subsidiary, the ultimate parent thereof.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Company, Parent or any other person means an entity of which at least 50% of the capital stock or other equity or voting securities are controlled or owned by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company.

“Surviving Company” has the meaning set forth in the Recitals.

“Surviving Provisions” has the meaning set forth in Section 9.2(a).

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental fees, assessments or charges of any kind in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, social security (or similar), unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs, duties, environmental, premium, real property gains, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect to such amounts thereto.

“Tax Claim” has the meaning set forth in Section 4.14(a).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Terminating Company Breach” has the meaning set forth in Section 9.1(a).

“Terminating Parent Breach” has the meaning set forth in Section 9.1(f).

“Trading Day” means any day on which shares of Parent Common Stock is actually traded on the principal securities exchange or securities market on which shares of Parent Common Stock are then traded.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, the Company Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Documents (other than those disclosed on the Company Disclosure Schedule that are not specifically contemplated by this Agreement).

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means, with respect to any agreement, a party’s material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach, in each case, constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a material breach of such agreement.

“Working Capital” means all current assets of the Company minus all current liabilities of the Company (excluding, without duplication, Indebtedness and unpaid Outstanding Company Transaction Expenses).

1.2    Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE 2

AGREEMENT AND PLAN OF MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in Article 8, and in accordance with the DGCL and the NRS, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity of the Merger (provided that references to the Company for periods after the Effective Time shall include the Surviving Company).

2.2    Effective Times; Closing.

(a)    As promptly as practicable, but in no event later than three Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with (and acceptance thereof by) the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the NRS and mutually agreed by the parties (the date and time of the filing of such Articles of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Articles of Merger) being the “Effective Time”).

(b)    Immediately prior to such filing of the Articles of Merger in accordance with Section 2.2(a), the closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article 8. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL and the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

2.4    Closing Deliverables. At the Closing, the Company will deliver or cause to be delivered to Parent the executed written resignations effective as of the Effective Time of all members of the Company Board.

ARTICLE 3

CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

3.1    Conversion of Securities.

(a)    Immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding shall automatically be converted into that number of shares of Company Common Stock determined in accordance with the terms of the applicable Company Preferred Stock as set forth in the Company Organizational Documents.

(b)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)    each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (including shares of Company Restricted Stock and the shares of Company Common Stock into which the outstanding shares of Company Preferred Stock are converted pursuant to Section 3.1(a) above) shall be canceled and converted into the number of shares of Parent Common Stock equal to the Exchange Ratio (which consideration shall hereinafter be referred to as the “Per Share Merger Consideration”); provided, that the Per Share Merger Consideration issued to Parent for its shares of Company Common Stock shall be cancelled immediately upon issuance; provided, further, that each share of Parent Common Stock that is issued upon the conversion of Company Restricted Stock pursuant to this Section 3.1(b)(i) (“Parent Restricted Stock”) shall continue to have, and be subject to, the same terms and conditions of such share of Company Restricted Stock immediately prior to the Effective Time, including any vesting or forfeiture conditions;

(ii)    each share of Capital Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)    each Company Option that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each, a “Converted Option”), provided that the assumption and conversion of any such Company Options that are incentive stock options under Section 422 of the Code will be effected in a manner that is intended to be consistent with the applicable requirements of Section 424 of the Code and the Treasury Regulations promulgated thereunder. Each Converted Option will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately before the Effective Time, except that (x) each Converted Option will be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time and (2) the Exchange Ratio; and (y) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Option immediately before the Effective Time by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Converted Option will be determined in a manner consistent with the requirements of the stock rights exemption under Treasury Regulations 1.409A-1(b)(5);

(iv)    each outstanding Company Convertible Note together with all accrued and unpaid interest shall be converted into the right to receive a number of shares of Parent Common Stock determined in accordance with the terms of the applicable Company Convertible Note;

(v)    each Company Warrant that remains outstanding and unexercised immediately prior to the Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the Effective Time) shall automatically, without any action on the part of the holder thereof, be converted into a warrant to purchase shares of Parent Common Stock (each, a “Parent Assumed Warrant”) determined in accordance with the terms of such Company Warrants. Each Parent Assumed Warrant will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Warrant immediately before the Effective Time, except that (x) each Parent Assumed Warrant will be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company Warrant immediately before the Effective Time and (2) the Exchange Ratio; and (y) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Parent Assumed Warrant will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock of such Parent Assumed Warrant immediately before the Effective Time by (2) the Exchange Ratio. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and use commercially reasonable efforts to take any actions that are necessary to effectuate the treatment of the Company Warrants pursuant to this Section 3.1(b); and

(vi)    each Company RSU that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into a restricted stock unit in respect of shares of Parent Common Stock (each, a “Converted RSU”). Each Converted RSU will have and be subject to the same terms and conditions (including vesting, forfeiture and acceleration terms) as were applicable to the corresponding Company RSU immediately before the Effective Time, except that such Converted RSU will be in respect of a number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the Company RSU immediately before the Company Merger Effective Time and (y) the Exchange Ratio.

(c)    Prior to the Effective Time and subject to the prior reasonable review and approval of Parent (which approval shall not be unreasonably withheld, delayed, or conditioned), the Company shall take all actions reasonably necessary to effect the transactions anticipated by Section 3.1(a) and Section 3.1(b) under the Company Organizational Documents, the Company Equity Incentive Plan and Company Awards (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Parent that all necessary determinations by the Company Board or applicable committee of the Company Board to assume and convert such Company Award in accordance with Section 3.1(b) have been made.

3.2    Exchange of Company Securities.

(a)    Exchange Agent. Promptly following the date hereof, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Equity Stock Transfer (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into a paying and exchange agent agreement, in form and substance reasonably acceptable to Parent and the Company (the “Exchange Agent Agreement”) for the purpose of exchanging certificates for Capital Stock (collectively, the “Certificates”), if any, representing the Capital Stock and each share of Capital Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Per Share Merger Consideration issuable in respect of such Capital Stock pursuant to Section 3.1(a) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with Parent and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by Parent, by also entering into the Exchange Agent Agreement in the form agreed to by Parent and the Exchange Agent) and the covenants and agreements in the Exchange Agent Agreement (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Parent, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b)    Exchange Procedures.

(i)    On the Closing Date and prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article 3, the number of shares of Parent Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”).

(ii)    Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay such Per Share Merger Consideration out of the Exchange Fund in accordance with the Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(iii)    If the Merger Payment Schedule is delivered to the Exchange Agent in accordance with Section 3.2(i) on or prior to the date that is (A) at least two Business Days prior to the Closing Date, then Parent and the Company shall take reasonable steps to cause the applicable Per Share Merger Consideration to be issued to the applicable holder of Capital Stock in book-entry form as soon as reasonably practicable, but in no event more than two Business Days, following the Closing Date, or (B) less than two Business Days prior to the Closing Date, then Parent and the Company shall take all necessary actions to cause the applicable Per Share Merger Consideration to be issued to the applicable holder of Capital Stock in book-entry form within two Business Days after such delivery; provided that the Per Share Merger Consideration shall not be issued with respect to shares of Capital Stock represented by a Certificate until the applicable holder of such Capital Stock has surrendered such Certificate (or an affidavit of loss in lieu thereof) to the Exchange Agent.

(iv)    If any Per Share Merger Consideration is to be issued to a person other than the holder of Capital Stock in whose name the surrendered Certificate or the transferred shares of Capital Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of such Per Share Merger Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (A) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such share of Capital Stock in book-entry form shall be properly transferred and (B) the person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a person other than the registered holder of such Certificate or share of Capital Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(c)    No Further Rights in Capital Stock or Company Options. The Per Share Merger Consideration issuable upon conversion of the Capital Stock (including shares of Company Restricted Stock) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Capital Stock.

(d)    Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Participating Securityholders for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any Participating Securityholder who has not theretofore complied with this Section 3.2 shall thereafter look only to Parent for such holder’s portion of the Aggregate Per Share Merger Consideration. Any of the Aggregate Merger Consideration remaining unclaimed by Participating Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(f)    No Liability. None of the Exchange Agent, Parent or the Surviving Company shall be liable to any Participating Securityholder for any Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g)    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Company, the Surviving Company, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Company Securities (or intended recipients) in respect of which such deduction and withholding was made. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding.

(h)    Fractional Shares. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of the Capital Stock in the Merger and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which any holder of Capital Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Parent Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(i)    Merger Payment Schedule. At least two Business Days prior to the Closing Date, the Company shall deliver to Parent and the Exchange Agent a schedule (the “Merger Payment Schedule”) of beneficial ownership of Company Common Stock and the percentage allocation of the Aggregate Merger Consideration payable to each Participating Securityholder at the Closing. The Company agrees that Parent and the Exchange Agent shall be entitled to rely conclusively on information set forth in the Merger Payment Schedule and any amounts delivered by Parent or the Exchange Agent to an applicable Participating Securityholder in accordance with the Merger Payment Schedule shall be deemed for all purposes to have been delivered to the applicable Participating Securityholder in full satisfaction of the obligations of Parent under this Agreement and Parent shall not be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.

3.3    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of the Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Capital Stock, except as otherwise provided in this Agreement or by Law.

3.4    Appraisal Rights.

(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Shares held by any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Company Common Stock under DGCL Section 262, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the applicable Per Share Merger Consideration, without any interest thereon.

(b)    Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) and in the Company SEC Documents (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Company SEC Documents, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), follows: the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1    Organization and Qualification; Subsidiaries. Each Group Company is an entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Company Material Adverse Effect. Each Group Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

4.2    Certificate of Incorporation and Bylaws. The Company has heretofore furnished to the Parent and Merger Sub complete and correct copies of the Company Organizational Documents. The Company Organizational Documents are in full force and effect. The Company is not in violation of any of the Company Organizational Documents.

4.3    Capitalization.

(a)    The authorized capital stock of the Company consists of 110,000,000 shares of Capital Stock, consisting of 100,000,000 shares of Company Common Stock, and 10,000,000 shares of Company Preferred Stock, including 100,000 shares of Series B Preferred Stock and 9,900,000 shares of Company Preferred Stock that remains undesignated. As of the date hereof, there are: (i) 6,222,781 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock (Series A); and (iii) 3,000 shares of Company Preferred Stock (Series B) issued and outstanding. There are: (A) no shares of Capital Stock held in the treasury of the Company, (B) 40,000 shares of Company Common Stock subject to outstanding Company Options granted under the Company Equity Incentive Plan (or otherwise), and (C) 2,366,800 shares of Company Common Stock subject to outstanding Company Warrants. There are no Company Convertible Notes outstanding. All of the Subsidiaries of the Company are set forth on Schedule 4.3(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)    Except as set forth on Section 4.3(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities (including the Company Convertible Notes previously outstanding), conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company. As of the date hereof, except as set forth on Section 4.3(b) of the Company Disclosure Schedule, the Company is not a party to, or otherwise bound by, nor has the Company granted, any outstanding equity appreciation rights, participations, phantom equity, restricted stock, restricted stock units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company. There are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company is a party, or to the Company’s knowledge, among any holder of Capital Stock or any other equity interests or other securities of the Company to which the Company is not a party, with respect to the voting or transfer of the Capital Stock or any of the equity interests or other securities of the Company, except as set forth in Section 4.3(b) of the Company Disclosure Schedule.

(c)    Section 4.3(c) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding Company Award, as applicable: (i) the name of the Company Award recipient; (ii) whether the Company Award was granted pursuant to the Company Equity Incentive Plan and if not, the exemption from registration under applicable securities laws upon which the Company is relying; (iii) the number of shares of the Company with respect to such Company Award that are not yet vested; (iv) the exercise or purchase price of such Company Award; (v) the date on which such Company Award was granted; and (vi) the date on which such Company Award will expire. The Company has made available to Parent an accurate and complete copy of the Company Equity Incentive Plan and all forms of award agreements evidencing all outstanding Company Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted, determined in a manner not inconsistent with Section 409A of the Code. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)    There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(e)    There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Award as a result of the Transactions, except as otherwise provided by the Company Equity Incentive Plan or the applicable award agreement thereunder, and (ii) all outstanding Capital Stock, all outstanding Company Awards have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable Contracts to which the Company is a party and the Organizational Documents, as applicable.

4.4    Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been, and each Ancillary Agreement to which the Company is a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL and the NRS. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions. To the knowledge of the Company, no other state takeover Law is applicable to the Merger or the other Transactions.

4.5    No Conflict; Required Filings and Consents|.

(a)    The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the NRS and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.5(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices set forth on Section 4.5(a) of the Company Disclosure Schedule, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing with and recordation of appropriate merger documents as required by the DGCL and the NRS, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

4.6    Permits; Compliance.

(a)    To the Company’s knowledge, each Group Company is in possession of all currently-required material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Authority necessary for such Group Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have or would not reasonably be expected to have a Company Material Adverse Effect. The Company does not have knowledge of any suspension or cancellation of any of the Company Permits that is pending or, to the knowledge of the Company, threatened in writing.

(b)    No Group Company nor, to the Company’s knowledge, any representative or other Person acting on behalf of a Group Company, is or since January 1, 2018, has been in violation in any material respect of, and, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2018, (a) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by such Group Company of, or failure on the part of such Group Company to comply with, or any liability suffered or incurred by such Group Company in respect of any violation of or material noncompliance with, any Law or policies by Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (b) no Action is pending, or to the knowledge of the Company, threatened, alleging any such violation or noncompliance by any Group Company. Since January 1, 2018, no Group Company has been threatened in writing or, to the knowledge of the Company, orally to be charged with, or given written or, to the Company’s knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority.

4.7    Financial Statements.

(a)    The Company SEC Documents contain true and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2023 and as of December 31, 2022, and the related consolidated statements of operations and cash flows of the Company for each of the years then ended, including the notes thereto (collectively, the “Annual Financial Statements”). Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)    Except as otherwise noted therein, the Annual Financial Statements and the Interim Financial Statements (i) were prepared from the Books and Records of the Company; (ii) contain and reflect all necessary adjustments and accruals for a fair presentation in all material respects of the Company’s financial condition as of their dates; and (iii) contain and reflect adequate provisions for all material liabilities applicable to the Company with respect to the periods then ended.

(c)    Except as and to the extent set forth on the Annual Financial Statements or the Interim Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities that were incurred in the ordinary course of business since the Interim Financial Statements Date or in connection with the consummation of the Transactions, or (ii) obligations for future performance under any Contract to which the Company is a party.

(d)    In the past three years, (i) neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof.

(e)    The Company SEC Documents contain true and complete copies of the unaudited consolidated balance sheet of the Company as of September 30, 2023 (the “Interim Financial Statements Date”), and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company for the nine-month period then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and (ii) fairly present, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(f)    The Company has established and maintains internal control over financial reporting (as defined in Rule 15d-15(f) under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes are in accordance with GAAP.

(g)    Except as disclosed in the Company SEC Documents, neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing.

(h)    Since December 31, 2022, except as required by applicable Law or GAAP, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

4.8    Absence of Certain Changes or Events. Since September 30, 2023 through and until the date of this Agreement, except as otherwise reflected in the Company SEC Documents, or as expressly contemplated by this Agreement, (a) each Group Company has conducted its businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) no Group Company has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than revocable non-exclusive licenses or sublicenses of Company Owned IP granted in the ordinary course of business in which grants of rights to use such Company Owned IP are incidental to performance under the agreement, (c) there has not been a Company Material Adverse Effect, and (d) no Group Company has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1(b), excluding the covenants set forth in 6.1(b)(i), (vii), (viii), (ix) or (xiii).

4.9    Absence of Litigation. Except as disclosed in the Company SEC Documents, there are no Actions pending or, to the knowledge of the Company, threatened against any Group Company, or any property or asset of any Group Company. No Group Company nor any property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. This Section 4.9 shall not apply to Tax matters.

4.10    Employee Benefit Plans.

(a)    Set forth on Section 4.10(a) of the Company Disclosure Schedules is a true and complete list of each Benefit Plan of the Group Companies (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, all contributions, deferrals, premiums and benefit payments under or in connection therewith that are required to have been made as of the Closing Date have been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Group Company is or has in the past three years been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company or any of its Subsidiaries have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)    Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype or volume submitter plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the applicable Group Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)    With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Group Companies, the Company has provided to the Parent accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all current summary plan descriptions and subsequent material modifications thereto; (iii) the three most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material non-routine communications in the past three years with any Governmental Authority concerning any Company Benefit Plan matter that is still pending or for which the Company or a Subsidiary has any outstanding material Liability.

(d)    With respect to each Company Benefit Plan, for the past three years: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)    No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Group Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to a Group Company immediately after the Closing Date. No Group Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)    There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by a Group Company and no arrangement exists pursuant to which a Group Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)    With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) except as set forth on Section 4.10(g) of the Company Disclosure Schedules, no such plan provides medical or death benefits with respect to current or former employees, directors or consultants (or a beneficiary thereof) of a Group Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such beneficiary; benefits through the end of the month of termination of employment or engagement, as applicable; death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment or engagement, as applicable; and post-termination benefits from an insurer during any period to convert a group Company Benefit Plan to an individual plan); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Group Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)    Except as set forth on Section 4.10(h) of the Company Disclosure Schedules, neither the execution and delivery of this agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (either alone or in combination with another event) will: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code; or (iv) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit. No Group Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)    Except as set forth on Section 4.10(i) of the Company Disclosure Schedules, except to the extent (i) required by Section 4980B of the Code or similar state Law; (ii) for benefits through the end of the month of termination of employment or engagement, as applicable; (iii) for death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment or engagement, as applicable; or (iv) for post-termination benefits from an insurer during any period to convert a group Company Benefit Plan to an individual plan, no Group Company provides health or welfare benefits to any former or retired employee, director or consultant or is obligated to provide such benefits to any active employee, director or consultant following such employee, director or consultant’s retirement or other termination of employment or service.

(j)    There is no Company Benefit Plan subject to Section 409A of the Code. There is no Contract or plan to which any Group Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

(k)    There are no actions, suits, investigations or claims pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan, or the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any Liabilities, action, suit, investigation, or claim against any Company Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Company Benefit Plan or the assets thereof.

4.11    Labor and Employment Matters.

(a)    Section 4.11(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all employees of the Group Companies as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following, on a no name basis: (i) title or position (including whether full or part time); (ii) hire date and service commencement date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of each Group Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)    There are no material Actions pending or, to the knowledge of the Company, threatened against any Group Company by any of its respective current or former employees; (ii) no Group Company is, nor has any Group Company been in the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by such Group Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against any Group Company before the National Labor Relations Board; and (iv) to the knowledge of the Company, there has never been any threat in writing of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any employees of any Group Company.

(c)    Each Group Company is and has been during the past three years in material compliance with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, and collective bargaining as required by the appropriate Governmental Authority and is not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(d)    To the knowledge of the Company, no Group Company is delinquent in material payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(e)    To the knowledge of the Company, (i) no employee of any Group Company is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such employee of any of his or her duties or responsibilities as an officer or employee of such Group Company or (B) such Group Company’s business or operations; or (ii) no employee of any Group Company has given written notice of his or her intent to terminate his or her employment with such Group Company, nor does the Company have any intention to terminate the employment of any of the foregoing.

(f)    To the knowledge of the Company, with regard to any individual who performs or performed services for any Group Company and who is not treated as an employee for Tax purposes by such Group Company, to the knowledge of the Company, such Group Company has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes. To the knowledge of the Company, each of the employees of the Group Companies has been properly classified by the Company as “exempt” or “non-exempt” under applicable Law except as would not be material and adverse to such Group Company.

4.12    Real Property; Title to Assets.

(a)    Section 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of any real property (and any interest in any real property) currently owned by the Group Companies (the “Owned Real Property”), including the street address of any such Owned Real Property. With respect to each parcel of Owned Real Property, (i) the applicable Group Company has good, valid and marketable fee simple title, free and clear of any Liens, other than Permitted Liens; and (ii) no Group Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except as set forth on Section 4.12(a) of the Company Disclosure Schedules. No Group Company has received written notice of any contemplated condemnation, special assessment, rezoning or other Action affecting any parcel of Owned Real Property or any portion thereof. Except for the Owned Real Property, no Group Company (nor any of their respective predecessors-in-interest) has owned any real property or any interest in any real property within the last five years. There is no Action pending or, to the knowledge of the Company, threatened in writing, against any Group Company relating to the Owned Real Property that would, if determined adversely to such Group Company, materially and adversely affect the applicable Group Company’s operations at such Real Property or such Group Company’s ability to perform its obligations under this Agreement. No Group Company is in possession or control of any material documents with respect to the Owned Real Property, including but not limited to, with respect to the use, occupancy, and operation of the Owned Real Property, that have not been delivered to the Parent. No Group Company has granted any option or right of first refusal or first opportunity to any person to acquire, sublease or otherwise encumber any Owned Real Property or any portion thereof or any interest therein.

(b)    Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which a Group Company leases, subleases, licenses or occupies any real property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the applicable Group Company the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the applicable Group Company or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to such Group Company. No Group Company has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c)    All Improvements to any Owned Real Property and any Leased Real Property are in all material respects in good operating condition and repair, normal wear and tear excepted, and are adequate and suitable for the uses to which they are being put. All building systems located at or on the Owned Real Property and the Leased Real Property (including plumbing, electrical, and heating, ventilating, and air conditioning systems), are, in all material respects, in good operating condition and repair, reasonable and ordinary wear and tear excepted. No Group Company has any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service or otherwise due to inadequate maintenance or repair of any of any building systems or the buildings and structures located at or on, or comprising a part of, the Owned Real Property and Leased Real Property. No Group Company has granted any option or right of first refusal or first opportunity to any party to acquire, sublease or otherwise encumber any Owned Real Property or Leased Real Property, or any portion thereof or any interest therein.

(d)    Other than any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of any Group Company to use any Leased Real Property by such party for the purposes for which it is currently being used. To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon.

(e)    Each Group Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens.

4.13    Intellectual Property.

(a)    Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Group Companies: (i) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, the filing date, date of issuance, expected expiration date if all annuities and maintenance fees are paid through the life of such Registered Intellectual Property, and registration number, patent number, or application number, and jurisdiction), (ii) material, unregistered trademarks and brand names constituting Company Owned IP, (iii) domain names and social media accounts used or held for use by the Group Companies in the conduct of their respective businesses (iv) all material Contracts to use any Company Licensed IP (other than (x) Contracts for Off-the-Shelf Software, (y) commercially available service agreements to Business Systems (other than Software), and (z) any Intellectual Property licenses ancillary to the purchase or use of services, equipment, reagents or other materials incorporated into the Products; and (v) any material Software or Business Systems constituting Company Owned IP that are incorporated into the Products or otherwise material to the business of the Company as currently conducted or as currently proposed to be conducted.

(b)    Except as set forth in 4.13(b) of the Company Disclosure Schedule, each Group Company owns, has valid and enforceable licenses for or otherwise has adequate rights to use all technology (including but not limited to patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, processes, licenses, patents, patent applications, trademarks, service marks, trade and service mark registrations, trade secrets, trade names, know how, copy rights and other works of authorship, computer programs, technical data and information and other Intellectual Property that are material to its business as currently conducted or as currently proposed to be conducted or to the development, manufacture, operation and sale of any products and services sold or proposed to be sold by such Group Company, and, to the knowledge of the Company, the consummation of the Transactions will not conflict with, alter or impair any such rights. No Company IP has been adjudged by a court of competent jurisdiction invalid or unenforceable in whole or in part. The Company IP constitutes all Intellectual Property rights necessary for, or to the knowledge of the Company, otherwise used in, the operation of the business of each Group Company as currently conducted or as contemplated to be conducted and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof, and the consummation of the Transactions contemplated hereby will not conflict with, alter or impair any such rights.

(c)    Other than as set forth in Section 4.13(c) of the Company Disclosure Schedule, each Group Company (i) exclusively owns (beneficially and, with respect to Registered Intellectual Property, as record owner) and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to its Company Owned IP and (ii) has the right to use, pursuant to a valid and enforceable Contract, all Company Licensed IP. All Company Owned IP or Company Licensed IP is subsisting and valid and enforceable. No loss or expiration of any of the Company Owned IP or exclusivity in-licensed Company IP is threatened in writing, or, to the Company’s knowledge, pending, and, to the Company’s knowledge, no loss or expiration of exclusivity in-licensed Company IP is threatened in writing or pending. The Company has complied, in all material respects, with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company, and all such agreements are in full force and effect.

(d)    Each Group Company has taken reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its Trade Secrets and other material Confidential Information, including requiring all persons having access thereto to execute written non-disclosure agreements. The Company has not disclosed any Trade Secrets or other Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality of and protect such Confidential Information. To the knowledge of the Company, no Trade Secrets of any Group Company have been disclosed in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(e)    (i) There have been no claims filed or claims threatened in writing, against any Group Company, by any person (A) contesting the validity, use, ownership, enforceability, scope, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any valid Intellectual Property rights of other persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of each Group Company (including the Products) as currently conducted and as contemplated to be conducted has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company IP, and no such action, suit, proceeding or claim has been filed or threatened in writing by any Group Company against any other person; and (iv) no Group Company has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim.

(f)    To the Company’s knowledge, there is no prior art or other information that may render any Patent within the Company IP that is either (x) Company Owned IP or (y) exclusively in-licensed Company Licensed IP invalid or unenforceable or that would render any Patent application within such Intellectual Property unpatentable that has not been disclosed to the U.S. Patent and Trademark Office or any foreign equivalent thereto. To the Company’s knowledge, there are no material defects in any of the Company IP that is either (x) Company Owned IP or (y) exclusively in-licensed Company Licensed IP.

(g)    No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP or, to the Company’s knowledge, any exclusively in-licensed Company Licensed IP.

(h)    All persons who have contributed, developed or conceived any Company Owned IP, material to the business of any Group Company, have executed valid and enforceable written agreements with such Group Company, substantially in the form made available to Parent, and pursuant to which such persons assigned to such Group Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of or related to his, her or its relationship with such Group Company, without further ongoing consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property; or, with respect to Intellectual Property rights that cannot be assigned (e.g., “moral rights” in certain jurisdictions), such person has unconditionally and irrevocably waived the enforcement thereof, and no such person has excluded works or inventions from such assignment. To the Company’s knowledge, no current or former employee, director or officer of the Company or any consultant who has contributed, developed or conceived of any Company Owned IP, material to the business of the Company, is or has been in violation of any term of any employment or consulting contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment or other engagement with the Company.

(i)    No Related Party, nor any current or former partner, director, stockholder, officer or employee of any Group Company or of any Related Party will, after giving effect to the Transactions contemplated hereby, own, license or retain any rights in any of the Intellectual Property owned, used or held for use (including for defensive purposes) by such Group Company in the conduct of the business as currently conducted and as contemplated to be conducted.

(j)    Section 4.13(j) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in connection with any Products, and for each such item of Open Source Software, the name and version number of the applicable license.

(k)    Each Group Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the business of such Group Company as currently conducted by such Group Company. Each Group Company maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge, in the past three years, there has not been any failure with respect to any of the Business Systems that are material to the conduct of any Group Company’s business that has not been remedied or replaced in all material respects.

(l)    Each Group Company is, and during the past three years has, materially complied with (i) all Privacy/Data Security Laws, (ii) any applicable privacy or other policies of such Group Company, published on a Group Company website or otherwise made publicly available by the Group Company concerning the Processing of Personal Information, (iii) industry standards to which the Group Company is required to adhere, and (iv) all Contracts that such Group Company has entered into or is otherwise bound with respect to privacy or data security (collectively, the “Data Security Requirements”). Each Group Company has implemented reasonable data security safeguards that are designed to protect the security and integrity of the Business Systems and any Personal Information and that are otherwise materially consistent with the Data Security Requirements. Each Group Company’s employees and contractors receive training on information security issues. To the Company’s knowledge there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. In the past three years, the Company has not (i) experienced any material data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or Business Data; or (ii) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the Processing of Personal Information, or the violation of any applicable Data Security Requirements. All Processing of payment card data by or for the Company is compliant with PCI DSS.

(m)    Each Group Company (i) owns the Business Data constituting its Company Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of and otherwise Process the other Business Data, in whole or in part, in the manner in which such Group Company receives and uses such Business Data prior to the Closing Date. No Group is subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Parent from receiving, using or otherwise Processing Personal Information after the Closing Date, in a similar manner in which such Group Company receives, uses and otherwise Processes such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

4.14    Taxes.

(a)    Each Group Company: (i) has duly and timely filed all Tax Returns that such Group Company is required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate in all respects; (ii) has paid all Taxes that are shown as due on such Tax Returns and any other Taxes that such Group Company is required to have paid as of the date hereof; (iii) all such Tax Returns are true, correct and complete and accurate in all respects (iv) with respect to all Tax Returns filed by the Company, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes (each, a “Tax Claim”) pending or asserted, proposed or threatened in writing for a Tax period for which the statute of limitations for a Tax assessment remains open, other than any Tax Claims that have since been resolved. The unpaid Taxes of the Group Companies as of the Interim Financial Statements Date did not exceed the reserves for Taxes (other than any reserves for deferred Taxes established to reflect timing differences between book and taxable income) of the Company set forth in the Interim Financial Statements.

(b)    No Group Company is a party to, is bound by or does it have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes (each, an “Ordinary Commercial Agreement”).

(c)    There is no outstanding power of attorney from any Group Company authorizing anyone to act on behalf of such Group Company in connection with any Tax, Tax Return or Tax Claim relating to any Tax or Tax Return of the Company.

(d)    No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of any change in method of accounting made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) entered into or created, respectively, prior to the Closing; or (v) prepaid amount received or deferred revenue booked prior to the Closing.

(e)    Each Group Company has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, has complied in all respects with all applicable Laws relating to the reporting and withholding of Taxes.

(f)    No Group Company has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return.

(g)    No Group Company has any liability for the Taxes of any person (other than such Group Company) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract.

(h)    Each Group Company has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(i)    No Group Company has any request for a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or private letter ruling from any Governmental Authority.

(j)    The Company has made available to Parent complete and accurate copies of the U.S. federal income Tax Returns filed by the Group Companies for the Tax year ended December 31, 2022, and each of the four Tax years prior to such Tax year.

(k)    No Group Company has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)    No Group Company has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m)    Neither the IRS nor any other Governmental Authority has asserted in writing against any Group Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, in each case, that has not been paid or resolved in full.

(n)    There are no Liens for Taxes (other than Permitted Liens) upon any assets of any Group Company.

(o)    No Group Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)    No Group Company has received any written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(q)    No Group Company has received any written claim from a Governmental Authority in a jurisdiction in which such Group Company does not file Tax Returns stating that such Group Company is or may be subject to Tax in such jurisdiction.

(r)    For U.S. federal income Tax purposes, the Company is, and has been since its formation, classified as a corporation.

(s)    The Company, after consultation with its Tax advisors, does not have knowledge of any fact or circumstance, or has taken (or failed to take) any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

4.15    Environmental Matters. Each Group Company is, and during the past three years has been in compliance in all material respects with applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by any Group Company (including, without limitation, soils and surface and ground waters) are contaminated with, and no Group Company has released, any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, no Group Company is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”), and the Company is in compliance in all material respects with such Environmental Permits; and (e) the Company is not the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company received any written notice, alleging any material violation of or, or material liability under, Environmental Laws.

4.16    Contracts. Each material contract of a Group Company is a legal, valid and binding obligation of such Group Company and, to the knowledge of the Company, the other parties thereto, and such Group Company is not in material breach or violation of, or material default under, any such contract nor has any such contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any such contract; and (iii) no Group Company has received any written, or to the knowledge of the Company, oral claim of any material default under any such contract.

4.17    Insurance.

(a)    Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which a Group Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)    With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Group Company is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.18    Board Approval; Vote Required. The Company Board, by resolutions duly adopted by a vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval of the approval and adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Capital Stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions.

4.19    Certain Business Practices.

(a)    In the past three years, no Group Company, or, to the Company’s knowledge, any of their respective directors, officers, employees or agents, while acting on behalf of such Group Company, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery.

(b)    In the past three years, no Group Company, or, to the Company’s knowledge, any of their respective directors, officers, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company.

(c)    There are no, and in the past three years, there have not been any, material internal, or to the knowledge of the Company, external, investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by any Group Company, or any of its respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.20    Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, and except as disclosed in the Company SEC Documents (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements), no director, officer or, to the Company’s knowledge, other Affiliate of any Group Company or any immediate family of any of the foregoing, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that such Group Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, such Group Company, any goods or services; (c) a beneficial interest in any Contract with a Group Company; or (d) any Contract with such Group Company, other than customary indemnity arrangements; provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20.

4.21    Brokers. Except as set forth on Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.22    SEC Filings; Sarbanes-Oxley.

(a)    During the past three years the Company has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC, together with any amendments, restatements or supplements thereto. As of their respective filing dates, or, if amended, as of the date of such amendment was filed, the Company SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in the Company SEC Documents, to the knowledge of the Company each director and executive officer of the Company has filed with the SEC on a timely basis all documents required with respect to the Company Securities required by Section 16(a) of the Exchange Act

(b)    As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.23    Books and Records. The Books and Records of the Group Companies accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Group Companies in all material respects. The Books and Records of the Group Companies have been maintained, in all material respects in accordance with reasonable business practices. “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, its business or its transactions are otherwise reflected, other than stock books.

4.24    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article 4 (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company in connection with this Agreement (the “Parent Disclosure Schedule”) and in Parent SEC Documents (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Documents, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Parent hereby represents and warrants to the Company as follows:

5.1    Corporate Organization.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Parent Material Adverse Effect. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Parent Material Adverse Effect.

(b)    Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Parent Material Adverse Effect.

5.2    Organizational Documents|. Each of Parent and Merger Sub has heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents and the Merger Sub Organizational Documents. The Parent Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Organizational Documents or Merger Sub Organizational Documents.

5.3    Capitalization.

(a)    The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, par value $0.0001 per share (“Parent Common Stock”), and (ii) 3,333,333 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). As of the date of this Agreement (i) 18,724,596 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Parent Common Stock are held in the treasury of Parent, (iii) 7,569,572 warrants are issued and outstanding, each exercisable for one share of Parent Common Stock (the “Parent Warrants”). As of the date of this Agreement, there are no shares of Parent Preferred Stock issued and outstanding.

(b)    As of the date of this Agreement, the Parent is the sole member of Merger Sub, owning all of the issued and outstanding membership interests of Merger Sub. All outstanding membership interests of Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Merger Sub Organizational Documents.

(c)    All outstanding shares of Parent Common Stock and Parent Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights.

(d)    The Per Share Merger Consideration being delivered by Parent hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Parent Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)    Except for securities issued pursuant to or as permitted by this Agreement, the Parent Warrants, (i) Parent has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent and (ii) neither Parent nor any subsidiary of Parent is a party to, or otherwise bound by, and neither Parent nor any subsidiary of Parent has granted, any equity appreciation rights, participations, phantom equity or similar rights. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to, or be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. Except for the agreements contemplated hereby, Parent is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Parent Common Stock or any of the equity interests or other securities of Parent or any of its subsidiaries. The Parent Warrants have been validly issued, and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Remedies Exceptions. Except with respect to the Parent Organizational Documents and the Parent Warrants, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock. There are no outstanding contractual obligations of Parent to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.4    Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which they are a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, in each case subject to obtainment of the Parent Stockholder Approval. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been, and each Ancillary Agreement to which they are a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and each Ancillary Agreement to which they are a party or to consummate the Transactions (other than (a) with respect to the Merger, (i) the Parent Stockholder Approval and the approval by Parent, as the sole member of Merger Sub, either at a duly convened meeting of the sole member of Merger Sub or by written consent, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL and the NRS, and (b) with respect to the issuance of Parent Common Stock, the Parent Stockholder Approval). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub, in accordance with its terms subject to the Remedies Exceptions.

5.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law applicable to each of Parent or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Parent or Merger Sub is a party or by which each of Parent or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Parent Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the NRS and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

5.6    Compliance. Neither Parent nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Parent and Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted. This Section 5.6 shall not apply to Tax matters.

5.7    SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)    Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Documents”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective filing dates, or, if amended, as of the date of such amendment was filed, the Parent SEC Documents (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Documents (if amended, as so amended) was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Documents. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c)    Except as and to the extent set forth in the Parent SEC Documents, neither Parent, Merger Sub, nor has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Parent’s business.

(d)    Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)    Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as disclosed in the Parent SEC Documents, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(f)    Parent maintains internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Parent has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in its internal control over financial reporting and any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect the ability of Parent to record, process, summarize and report financial data. Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Parent. Since December 31, 2022, there have been no material changes in Parent’s internal control over financial reporting.

(g)    There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)    Except as disclosed in the Parent SEC Documents, neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the internal control over financial reporting of Parent or (iii) any claim or allegation regarding any of the foregoing.

(i)    As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.8    Absence of Certain Changes or Events. Since December 31, 2022, except as expressly contemplated by this Agreement, (a) Parent has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) Parent has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, and (c) there has not been any Parent Material Adverse Effect.

5.9    Absence of Litigation. Except as has been disclosed in the Company SEC Documents, there is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

5.10    Board Approval; Vote Required.

(a)    The Parent Board, by resolutions duly adopted by a vote of the members of the Parent Board at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the stockholders of Parent approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Parent at the Parent Stockholders’ Meeting.

(b)    The only vote of the holders of any class or series of capital stock of Parent necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock.

(c)    Merger Sub, by resolutions duly adopted by written consent of its sole member and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger is fair to and in the best interests of Merger Sub and its sole member, and (ii) approved this Agreement and the Merger and declared their advisability.

(d)    The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the sole member of Merger Sub.

5.11    No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12    Brokers. Except as set forth on Section 5.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

5.13    Taxes|.

(a)    Parent and Merger Sub (i) have duly and timely filed all Tax Returns that they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all Tax Returns filed by them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); and (iv) do not have any Tax Claims pending or asserted, proposed or threatened in writing for a Tax period which the statute of limitations for a Tax assessment remains open, other than any Tax Claims that have since been resolved. The unpaid Taxes of Parent and Merger Sub as of the date of the most recent consolidated financial statements of Parent did not exceed the reserves for Taxes (other than any reserves for deferred Taxes established to reflect timing differences between book and taxable income) of Parent and Merger Sub set forth in such consolidated financial statements.

(b)    Neither Parent nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, in each case other than an Ordinary Commercial Agreement.

(c)    There is no outstanding power of attorney from Parent or Merger Sub authorizing anyone to act on behalf of Parent or Merger Sub in connection with any Tax, Tax Return or Tax Claim relating to any Tax or Tax Return of Parent or Merger Sub.

(d)    Neither Parent nor Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of any change in method of accounting made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) entered into or created, respectively, prior to the Closing; or (v) prepaid amount received or deferred revenue booked prior to the Closing outside the ordinary course of business.

(e)    Parent and Merger Sub have withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to Parent’s knowledge, have complied in all respects with all applicable Laws relating to the reporting and withholding of Taxes.

(f)    Neither Parent nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group of which Parent or Merger Sub was the common parent).

(g)    Neither Parent nor Merger Sub has any liability for the Taxes of any person (other than Parent and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract.

(h)    Neither Parent nor Merger Sub has any request outstanding for a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or private letter ruling from any Governmental Authority.

(i)    Neither Parent nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(j)    Neither Parent nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)    Neither the IRS nor any other Governmental Authority has asserted in writing against Parent or Merger Sub any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, in each case, that has not been paid or resolved in full.

(l)    There are no Liens for Taxes (other than Permitted Liens) upon any assets of Parent or Merger Sub.

(m)    Neither Parent nor Merger Sub has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)    Neither Parent nor Merger Sub has received any written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o)    Neither Parent nor Merger Sub has received any written claim from a Governmental Authority in a jurisdiction in which Parent or Merger Sub does not file Tax Returns stating that Parent or Merger Sub is or may be subject to Tax in such jurisdiction.

(p)    For U.S. federal income Tax purposes, (i) Parent is, and has been since its formation, classified as a corporation, and (ii) Merger Sub is, and has been since its formation, classified as a disregarded entity.

(q)    Merger Sub is, and has been since its formation, wholly owned by Parent.

(r)    Neither Parent nor Merger Sub, after consultation with their Tax advisors, is aware of any fact or circumstance, or has taken (or failed to take) any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

5.14    Registration and Listing. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Capital Market under the symbol “NXPL.” The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Capital Market under the symbol “NXPLW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or the Parent Warrants or terminate the listing of the Parent Common Stock or the Parent Warrants on the Nasdaq Capital Market. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the shares of Parent Common Stock or the Parent Warrants under the Exchange Act.

5.15    Parent’s and Merger Sub’s Investigation and Reliance. Each of Parent and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Parent and Merger Sub, together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, Books and Records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article 4 (as modified by the Company Disclosure Schedule) or the Company Officer’s Certificate. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to Parent, Merger Sub, or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Parent, Merger Sub, or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions.

5.16    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article 5, Parent and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Parent, Merger Sub, their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective Representatives by, or on behalf of, Parent or Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Parent, Merger Sub nor any other person on behalf of Parent or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE MERGER

6.1    Conduct of Business by the Company Pending the Merger.

(a)    The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)    the Company shall conduct its business in the ordinary course of business; and

(ii)    the Company shall use its commercially reasonable efforts to preserve intact in all material respects the business organization of the Company, to keep available the services of the current officers and employees of the Company, and to preserve in all material respects the current relationships of the Company with customers, Suppliers and other persons with whom the Company has significant business relations.

(b)    By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 6.1(b) of the Company Disclosure Schedule, or (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)    amend or otherwise change the Company Organizational Documents or equivalent organizational documents;

(ii)    issue, sell, pledge, dispose of, grant or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of Capital Stock, or any Company Options, Company Warrants, Company RSUs, convertible securities (including the Company Convertible Notes) or other rights of any kind to acquire any shares of such Capital Stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, provided that the exercise, settlement or vesting of any Company Awards in the ordinary course of business and issuance of securities pursuant to existing employment or similar agreements with employees, officers and directors of the Company shall not require the consent of Parent, and provided, further, that the Company shall be permitted to grant Company Awards in accordance with Section 6.1(b)(ii) of the Company Disclosure Schedule; or (B) any material assets of the Company;

(iii)    adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger), acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(iv)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, excluding any dividend payable in the form of shares of Capital Stock;

(v)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)    (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;

(vii)    (A) grant any increase in the compensation or incentives payable or to become payable to any current or former director, officer, employee or service provider of the Company that has a base salary or compensation in excess of $425,000 (each, a “Company Service Provider”), (B) enter into any new, or terminate or amend any existing, employment, retention, bonus, change in control, or termination agreement with any Company Service Provider, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any Company Service Provider, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (E) hire any new employee whose individual base compensation shall exceed $250,000, provided that such new employee receives compensation and benefits that are no more favorable than those provided to similarly situated employees of the Company, (F) terminate the employment (other than for cause) of any Company Service Provider whose individual base compensation exceeds $125,000, except that notwithstanding anything herein to the contrary, the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required under the terms of any Plan in existence as of the date of this Agreement and reflected on Section 4.10 of the Company Disclosure Schedule or, for employees whose base compensation is less than $125,000, in the ordinary course of business consistent with past practice, (2) change the title of its employees in the ordinary course of business, and (3) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice and in accordance with the bonus or commission plans existing on the date of this Agreement;

(viii)    other than as required by Law or pursuant to the terms of a Plan entered into prior to the date of this Agreement and reflected on Section 4.10 of the Company Disclosure Schedule, grant any severance or termination pay to (A) any director or officer of the Company or (B) other than in the ordinary course of business consistent with past practice, any other current employee of the Company;

(ix)    adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions, or (C) in connection with health and welfare plan renewals in the ordinary course of business consistent with past practice (provided that such renewals do not materially increase the cost to the Company of providing such benefits);

(x)    waive the restrictive covenant obligations of any employee of the Company;

(xi)    materially amend or change any of the Company’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

(xii)    materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, taken as a whole, except in the ordinary course of business;

(xiii)    fail to use reasonable efforts to prosecute, protect, enforce and maintain, material Company IP;

(xiv)    (A) acquire, license, sublicense, waive, covenant not to assert, pledge, sell, transfer, assign or otherwise dispose of, divest or spin-off, any material item of Company IP or other Intellectual Property used or held for use in the business of the Company, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in, each and every material item of Company IP or other Intellectual Property used or held for use in the business of the Company or (C) disclose or otherwise make available to any person who is not subject to a written agreement to maintain the confidentiality of such trade secrets any material Trade Secret included in the Company IP or other Intellectual Property used or held for use in the business of the Company;

(xv)    waive, release, assign, settle or compromise any Action; or

(xvi)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding the foregoing, the Company shall not be prohibited from taking any of the foregoing actions to the extent that any of the foregoing are required by the existing terms of any of Company Securities presently outstanding, in which case, the Company may take such actions as are required to fulfill its obligations under such Company Securities. Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.1 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. During the Interim Period, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

6.2    Conduct of Business by the Parent Pending the Merger.

(a)    Parent agrees that during the Interim Period, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.2 of the Parent Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless the Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)    Parent shall conduct its business in the ordinary course of business; and

(ii)    Parent shall use its commercially reasonable efforts to preserve intact in all material respects the business organization of Parent, to keep available the services of the current officers and employees of Parent, and to preserve in all material respects the current relationships of Parent with customers, suppliers and other persons with whom Parent has significant business relations.

(b)    By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, or (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Parent shall not, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)    amend or otherwise change the Parent Organizational Documents;

(ii)    issue, sell, pledge, dispose of, grant or encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of Parent Common Stock or Parent Preferred Stock, or any Parent Options, Parent Warrants or other rights of any kind to acquire any shares of such Parent Common Stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent, provided that the exercise, settlement or vesting of any Parent Options or Restricted Stock awarded under Parent’s equity incentive plan in the ordinary course of business shall not require the consent of the Company, and provided, further, that Parent shall be permitted to grant awards under Parent’s equity incentive plan in the ordinary course of business; or (B) any material assets of the Company;

(iii)    adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent, acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(iv)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, excluding any dividend payable in the form of shares of Parent Common Stock or Parent Preferred Stock;

(v)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)    (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;

(vii)    other than as required by Law or pursuant to the terms of a Plan entered into prior to the date of this Agreement and reflected on Section 4.10 of the Company Disclosure Schedule, grant any severance or termination pay to (A) any director or officer of the Company or (B) other than in the ordinary course of business consistent with past practice, any other current employee of the Company;

(viii)    adopt, amend or terminate any material equity incentive plan or any Employee Benefit Plan that would be an equity incentive plan if in effect as of the date hereof except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions, or (C) in connection with health and welfare plan renewals in the ordinary course of business consistent with past practice (provided that such renewals do not materially increase the cost to Parent of providing such benefits);

(ix)    waive the restrictive covenant obligations of any employee of Parent;

(x)    materially amend or change any of Parent’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as may be required by a change in GAAP;

(xi)    materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract of Parent or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Parent’s material rights thereunder, in each case in a manner that is adverse to Parent, taken as a whole, except in the ordinary course of business;

(xii)    waive, release, assign, settle or compromise any Action; or

(xiii)    enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Notwithstanding the foregoing, Parent shall not be prohibited from taking any of the foregoing actions to the extent that any of the foregoing are required by the existing terms of any of securities of Parent presently outstanding, in which case, Parent may take such actions as are required to fulfill its obligations under such securities. Nothing herein shall require Parent to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.2 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent. During the Interim Period, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1    Proxy Statement; Registration Statement.

(a)    As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall use commercially reasonable efforts to jointly prepare a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) to be filed by Parent with the SEC, pursuant to which the offer and sale/issuance of the shares of Parent Common Stock comprising the Aggregate Merger Consideration shall be registered under the Securities Act, which Registration Statement shall include a joint proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent and of the Company. Pursuant to the Proxy Statement, (i) Parent shall solicit proxies from Parent’s stockholders to vote at the special meeting of Parent’s stockholders called for the purpose of voting on the following matters (the “Parent Stockholders’ Meeting”) in favor of (A) the approval and adoption of this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby, including the Merger, and (B) any approval of other proposals the Company and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (collectively, the “Parent Proposals”) and (ii) the Company shall solicit proxies from the Company’s stockholders to vote at the special meeting of the Company’s stockholders called for the purpose of voting on the following matters (the “Company Stockholders’ Meeting”) in favor of (A) the adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby, including the Merger, by the holders of the Capital Stock in accordance with the Company Organizational Documents, the Laws of the State of Delaware and the State of Nevada and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (A) through (B), collectively, the “Company Stockholder Approval Matters”), and (C) the adjournment of the Company Stockholders’ Meeting, if necessary or desirable in the reasonable determination of the Company. Parent and the Company shall use commercially reasonable efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement. Parent shall use commercially reasonable efforts to (i) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (ii) keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, (i) Parent shall distribute the Proxy Statement to its stockholders, and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with Nevada Law and (ii) the Company shall distribute the Proxy Statement to the Company’s stockholders, and, pursuant thereto, shall call the Company Stockholders’ Meeting in accordance with Delaware Law. The Company shall promptly furnish all information concerning it as may reasonably be requested by Parent in connection with such actions and the preparation of the Registration Statement.

(b)    No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that subject to prior compliance with this clause (b), Parent will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock to be issued or issuable to the holders of Company Securities in connection with this Agreement for offer or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto; provided, however, that subject to prior compliance with this clause (b), Parent will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein.

(c)    Parent shall use its reasonable best efforts to ensure that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent and the stockholders of the Company and (iii) the time of each of the Parent Stockholders’ Meeting and the Company Stockholders’ Meeting. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. Parent shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)    The Company shall use its reasonable best efforts to ensure that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and the stockholders of the Company and (iii) the time of the Parent Stockholders’ Meeting and the Company Stockholders’ Meeting. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent. The Company shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

7.2    Parent Stockholders’ Meeting; Merger Sub Stockholder’s Approval.

(a)    Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 45 days after the date on which the Proxy Statement is mailed to stockholders of Parent) for the purpose of voting solely upon the Parent Proposals; provided that Parent may postpone or adjourn the Parent Stockholders’ Meeting on one or more occasions upon the good faith determination by the Parent Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Proposals or otherwise take actions consistent with Parent’s obligations pursuant to Section 7.8 of this Agreement. Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Parent Proposals. The Parent Board shall recommend to its stockholders that they approve the Parent Proposals (the “Parent Board Recommendation”) and shall include such recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify the Parent Board Recommendation, (ii) publicly propose to change, withdraw, withhold, qualify or modify the Parent Board Recommendation or (iii) fail to include the Parent Board Recommendation in the Proxy Statement.

(b)    Promptly following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, in its capacity as the sole member of Merger Sub.

7.3    Company Stockholders’ Meeting.

(a)    The Company shall call and hold the Company Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 45 days after the date on which the Proxy Statement is mailed to stockholders of the Company) for the purpose of voting solely upon the Company Stockholder Approval Matters; provided that the Company may postpone or adjourn the Company Stockholders’ Meeting on one or more occasions upon the good faith determination by the Company Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Company Stockholder Approval Matters. The Company shall use its reasonable best efforts to obtain the approval of the Company Stockholder Approval Matters at the Company Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Company Stockholder Approval Matters. The Company Board shall recommend to its stockholders that they approve the Company Stockholder Approval Matters (the “Company Board Recommendation”) and shall include such recommendation in the Proxy Statement. Except as may otherwise be required by applicable Law, the Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation, (ii) publicly propose to change, withdraw, withhold, qualify or modify, in a manner adverse to Parent, the Company Board Recommendation or (iii) fail to include the Company Board Recommendation in the Proxy Statement.

7.4    Access to Information; Confidentiality.

(a)    During the Interim Period, the Company and Parent shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the Books and Records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.9(c). Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). Prior to the Closing, without the prior written consent of the Company, neither Parent, nor any of its Representatives shall contact any payors, customers, suppliers, employees or agents of the Company.

(b)    All information obtained by the parties pursuant to this Section 7.4 shall be kept confidential.

(c)    Notwithstanding anything in this Agreement to the contrary, each party hereto (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such Tax advisor as reasonably necessary such treatment and structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure.

7.5    SEC Filings.

(a)    Each party acknowledges that: (i) the other party will be required to file quarterly and annual reports that may be required to contain information about the Transactions; and (ii) the other party will be required to file a Form 8-K to announce the Transactions and other significant events that may occur in connection with the Transactions.

(b)    In connection with any filing Parent or the Company makes with the SEC that requires information about the Transactions, the other party will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use its reasonable best efforts to (i) cooperate with such party, (ii) respond to questions about itself required in any filing or requested by the SEC, and (iii) provide any information requested by such party in connection with any filing with the SEC.

(c)    The Company and Parent each acknowledge that a substantial portion of the filings with the SEC and mailings to Parent’s and the Company’ stockholders with respect to the Proxy Statement shall include disclosure regarding the other party and its management, operations and financial condition. Accordingly, each party agrees to, as promptly as reasonably practical, provide the other party with such information as shall be reasonably requested for inclusion in or attachment to such filings and mailings, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

7.6    Financial Information. The Company will provide additional financial information as reasonably requested by Parent required for inclusion in any filings to be made by Parent with the SEC. If reasonably requested by Parent, the Company shall use its best efforts to cause such information to be reviewed or audited by the Company’s auditor, and if required by applicable SEC rules or regulations, the Company agrees such financial information provided by the Company will be reviewed or audited by the Company’s auditors.

7.7    Notification of Certain Matters. The Company and Parent shall give prompt notice to one another of any event that such party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article 9), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article 8 to fail.

7.8    Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to make all filings with, respond to questions from, obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. If at any time after the Effective Time further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(a)    During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. During the Interim Period, no party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications. During the Interim Period, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. The parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby during the Interim Period. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(b)    During the Interim Period, the Company shall use its reasonable best efforts to cause the consummation, effective prior to the Closing, of the conversion of all Company Convertible Notes outstanding as of immediately prior to the Closing.

7.9    Tax Matters.

(a)    None of the parties hereto shall (and each shall cause its Affiliates not to) take or cause to be taken (or fail to take or cause to be taken) any action, which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b)    For U.S. federal and applicable state income Tax purposes, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement shall constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The parties hereto shall prepare and file all Tax Returns and otherwise report the Merger consistent with the Intended Tax Treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with their Tax Returns for the Tax year of the Merger, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each party hereto shall promptly notify the other party in writing of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)    Each party hereto shall promptly notify the other party in writing if, before the Closing, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment). In the event (i) the Company seeks a Tax opinion from its Tax advisor regarding the Intended Tax Treatment or (ii) the SEC requests or requires such Tax opinion, each party hereto shall use reasonable efforts to execute and deliver customary Tax representation letters as the applicable Tax advisor may reasonably request in form and substance reasonably satisfactory to such Tax advisor. In the event the SEC requests or requires a Tax opinion with respect to the Merger, the Company shall use commercially reasonable efforts to cause Lucosky Brookman LLP to deliver such Tax opinion, subject to customary assumptions and limitations, to the Company. Parent shall use reasonable best efforts to execute and deliver customary Tax representation letters to its tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, ArentFox Schiff LLP shall not be required to provide any opinion to any party regarding the Merger or the Intended Tax Treatment.

(d)    At or prior to the Closing, the Company shall deliver to Parent in a form reasonably acceptable to Parent a properly executed certificate, dated as of the Closing Date, conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), together with a properly executed notice to the IRS (which shall be timely filed by Parent with the IRS following the Closing).

(e)    Any Transfer Taxes incurred in connection with the Transactions shall be borne and paid 50% by the Company and 50% by Parent. The Parties shall cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Tax Return filing requirements for such Transfer Taxes. The Person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Authority each such Tax Return and shall timely pay to the relevant Governmental Authority all Transfer Taxes due and payable thereon. Any costs and expenses incurred in connection with the filing any such Tax Return shall be borne 50% by the Company and 50% by Parent).

7.10    Stock Exchange Listing. Parent will use its reasonable best efforts to cause a Listing of Additional Shares Notification Form to be filed with Nasdaq with respect to the Parent Common Stock issued in connection with the Transactions prior to Closing in accordance with applicable listing requirements of Nasdaq. During the Interim Period, Parent shall use its reasonable best efforts to keep the Parent Common Stock and Parent Warrants listed for trading on the Nasdaq Capital Market.

7.11    Antitrust.

(a)    To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable as promptly as reasonably practicable and no later than 10 Business Days after the date of this Agreement, the Company and Parent each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)    During the Interim Period, Parent and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other promptly informed of any substantive communication with any Governmental Authority (and if oral provide an accurate summary of the communication) and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance and consider in good faith any edits or comments for any substantive written communication to be given by it to, and consult with each other in advance of any oral communication and consider in good faith any comments with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials to be provided pursuant to this Section 7.11(b) may be limited to outside counsel and may be redacted (i) to remove references to the valuation of the Company, (ii) competitively sensitive information, and (iii) as necessary to comply with contractual arrangements or the Law.

(c)    No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

7.12    Lock-Up Agreements. The Company, in its sole discretion, may require each stockholder of the Company and each stockholder of the Parent listed in Section 7.12 of the Company Disclosure Schedule to executed and deliver a lock-up agreement in form and substance acceptable to the Company and the Parent, prohibiting such stockholder during the Interim Period from (i) transferring, selling or otherwise disposing, or (ii) acquiring, buying or otherwise purchasing of any of the securities of the Company or the Parent, respectively, owned by it.

ARTICLE 8

CONDITIONS TO THE MERGER

8.1    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with the Proxy Statement, the DGCL, and the Company Organizational Documents.

(b)    Parent Stockholders’ Approval. The Required Parent Stockholder Approval shall have been obtained in accordance with the Proxy Statement, the General Corporation Law of the State of Nevada, the Parent Organizational Documents and the rules and regulations of Nasdaq.

(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d)    Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated. For the avoidance of doubt, the receipt of a letter from the Federal Trade Commission (“FTC”) or the U.S. Department of Justice’s Antitrust Division similar to the content of the form letter announced and disclosed by the FTC on August 3, 2021 shall not be used as, or deemed to be, the basis for concluding that any closing condition is not, or will not be, satisfied for the purposes of this Section 8.1.

(e)    Governmental Consents. All consents, approvals and authorizations set forth on Section 8.1(e) of the Company Disclosure Schedule, shall have been obtained from and made with all applicable Governmental Authorities.

(f)    Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

8.2    Conditions to the Obligations of Parent, Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.1 (Organization and Qualification; Subsidiaries) and Section 4.4 (Authority Relative to this Agreement) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent of any changes that reflect actions permitted in accordance with Section 6.1 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.3 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent of any changes that reflect any actions permitted in accordance with Section 6.1 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) all other representations and warranties of the Company set forth in Article 4 shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Officer’s Certificate. The Company shall have delivered to Parent a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d).

(d)    FIRPTA Tax Certificates. The Company shall have delivered to Parent the certificate and notice specified in Section 7.9(d).

(e) Material Adverse Effect. Since the date hereof, there shall not have occurred any Company Material Adverse Effect that is continuing on the Closing Date.

8.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in (i) Section 5.1 (Corporation Organization) and Section 5.4 (Authority Relative to this Agreement) shall each be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.3 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (iii) other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.

(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)    Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(d).

(d)    Material Adverse Effect. Since the date hereof, there shall not have occurred any Parent Material Adverse Effect that is continuing on the Closing Date.

(e)    Stock Exchange Notification. A Listing of Additional Shares Notification Form with respect to the shares of Parent Common Stock to be issued in connection with the Transactions shall have been filed with Nasdaq prior to the Closing Date.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

9.1    Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, as follows:

(a)    by mutual written consent of Parent and the Company;

(b)    by written notice from either Parent or the Company to the other if the Effective Time shall not have occurred prior to September 30, 2024 (the “Outside Date”), subject to extension as provided below; provided, that this Agreement may not be terminated under this Section 9.1(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article 8 on or prior to the Outside Date; and further, provided, that the Outside Date may be extended by either Parent or the Company for a period of up to three additional months (the “Extension Period”) if the Effective Time shall not have not have occurred prior to the Outside Date through no fault on that part of the party seeking to extend for the Extension Period.

(c)    by written notice from either Parent or the Company to the other if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)    by written notice from either Parent or the Company to the other if Parent Stockholders’ Meeting has been held as provided for herein and any of the Parent Proposals shall fail to receive the requisite vote for approval at the Parent Stockholders’ Meeting;

(e)    by written notice from Parent to the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) and 8.2(b) could not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach and Parent and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.1(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Parent to the Company;

(f)    by written notice from the Company to Parent upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) and 8.3(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Parent Breach is curable by Parent or Merger Sub, as applicable, the Company may not terminate this Agreement under this Section 9.1(f) for so long as Parent or Merger Sub, as applicable, continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by the Company to Parent.

9.2    Effect of Termination.

(a)    In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective affiliates, officers, directors, employees or stockholders. The provisions of Article 10 (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions that are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

9.3    Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.4    Waiver. At any time prior to the Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein, and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained herein or in any document delivered by Parent or Merger Sub pursuant hereto, and (iii) waive compliance with any agreement of Parent or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE 10

GENERAL PROVISIONS

10.1    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (with the sender having obtained electronic delivery confirmation thereof, i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to Parent, or Merger Sub:

NextPlat Corp
3250 Mary Street
Suite 410
Coconut Grove, Florida 33133

Attention: Maria Cristina Fernandez
Email:

with a copy to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Attention: Ralph V. De Martino
Email: ralph.demartino@afslaw.com

if to the Company:

Progressive Care Inc.
400 Ansin Blvd.
Suite A

Hallandale Beach, Florida 33009
Attention: Jervis Bennet Hough
Email:

with a copy to:

Lucosky Brookman LLP
101 Wood Avenue South
5th Floor
Woodbridge, New Jersey 08830
Attention: Scott Linsky
Email: slinsky@lucbro.com

Attention: Victoria Baylin

Email: vbaylin@lucbro.com

10.2    Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article 10 and any corresponding definitions set forth in Article 1.

10.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.4    Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.5    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.6    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (z) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.7    Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.7.

10.8    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9    Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.10    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.11    No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement, and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.11), are those solely of the persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEXTPLAT CORP

By:                  /s/ Maria Cristina Fernandez
         Name:         Maria Cristina Fernandez
         Title:         Authorized Signatory

PROGRESSIVE CARE LLC

By:                  /s/ Charles M. Fernandez
         Name:         Charles M Fernandez
         Title:         Manager

PROGRESSIVE CARE INC.

By:                  /s/ Jervis Bennett Hough
         Name:         Jervis Bennett Hough
         Title: Authorized Signatory